Exhibit 99.1

Pulmatrix Announces Year-End and Fourth Quarter 2025 Financial Results

Plans to License or Monetize our Migraine and Inhalation Assets Continue

Framingham, Mass., February 26, 2026 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology, today announced year-end and fourth quarter financial results for 2025 and provided a corporate update.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the fourth quarter was to advance steps to complete the proposed merger with Cullgen, a privately held, clinical-stage biopharmaceutical company focused on the discovery and development of targeted protein degrader therapies for the treatment of pain, cancer and other diseases. We continue to work with Cullgen for approval from the China Securities Regulatory Commission, or CSRC, one of the closing conditions of the Merger. Pulmatrix and Cullgen agreed to waive the “No Solicitation” clause in the Merger Agreement to permit each party to explore transactions that may benefit our respective companies while still seeking approval from the CSRC. In conjunction with the proposed merger, Pulmatrix is currently in a process to license or partner its patent portfolio encompassing our iSPERSE™ technology, as well as three related clinical programs, including our Phase 2 ready acute migraine program.

Proposed Merger with Cullgen

As previously reported, on November 13, 2024, the Company entered into an agreement and plan of merger with Cullgen Inc. (“Cullgen”), as amended by Amendment No. 1 thereto on April 7, 2025 (the “Merger Agreement” and such transaction, the “Merger”). If the proposed Merger is completed, the business of Cullgen will continue as the business of the combined company.

Additional information about the Merger Agreement and proposed Merger was previously disclosed in a registration statement on Form S-4 (File No. 333-284993) initially filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2025, as amended on April 17, 2025, and May 7, 2025, and declared effective on May 9, 2025.

On June 16, 2025, the Company held a special meeting in lieu of the 2025 annual meeting of Pulmatrix stockholders, at which the Company’s stockholders approved the Merger and related proposals. The closing of the Merger is subject to other customary closing conditions, including Nasdaq’s approval of the listing of the shares of Pulmatrix common stock to be issued in connection with the Merger and approval from the CSRC.

On December 17, 2025, the Company and Cullgen mutually agreed to waive the “No Solicitation” clause in the Merger Agreement in order to permit each party to explore alternate transactions while continuing to work toward merger approval from the CSRC.

Pulmatrix Currently Seeking License or Monetization of Clinical Assets and Proprietary iSPERSE™ Technology

iSPERSE™ Technology

●	iSPERSE™, also licensed to MannKind Corporation and Cipla Technologies for certain fields of use, utilizes particles that are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases.

●	As of December 31, 2025, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 149 granted patents, 18 of which are U.S.-granted patents, plus approximately 48 pending patent applications in the U.S. and other jurisdictions.

PUR3100

●	PUR3100, a Phase 2-ready asset, is an orally inhaled dihydroergotamine (“DHE”) engineered with Pulmatrix’s iSPERSE™ dry powder inhalation technology for the treatment of acute migraine has a Food and Drug Administration acceptance of an Investigational New Drug (“IND”) application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.

●	The Phase 2 IND builds on the Phase 1 trial results of PUR3100, which were published in 2024 in the peer-reviewed publication, Headache: The Journal of Head and Face Pain. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (“IV”) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor (“NSKI”), engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (“AECOPD”). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was well-tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.
●	In 2024, Pulmatrix published an abstract titled “Ex vivo evaluation of the potential for Narrow Spectrum Kinase inhibitors as a treatment for Idiopathic Pulmonary Fibrosis”.

PUR1900

●	PUR1900, approved to proceed to a Phase 3 in India conducted by our partner Cipla, is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole being investigated for various indications. The Company and its partner, Cipla, wound down a Phase 2b trial that the Company was operating in 2024. Cipla has continued clinical development outside the United States, and in 2025 completed their Phase 2 study in India and have been approved by India’s Central Drug Standard Control Organization to proceed with a Phase 3 clinical trial.

●	Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States should Cipla successfully market PUR1900 outside the United States. Within the United States, the Company and Cipla share the rights 50/50 and will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

Fourth Quarter and Year-End 2025 Financial Results

Revenues decreased to nil for the year ended December 31, 2025, compared to $7.8 million for the year ended December 31, 2024. Revenues recognized for the year ended December 31, 2024, were primarily generated from the Cipla Agreement as related to our PUR1900 program, for which wind down activities were completed during the year ended December 31, 2024.

Research and development expenses decreased approximately $7.1 million to less than $0.1 million for the year ended December 31, 2025, compared to $7.2 million for the year ended December 31, 2024. The decrease was primarily due to the wind down of the PUR1900 Phase 2b clinical trial, disposal of the Company’s lab and facilities lease and employee terminations.

General and administrative expenses decreased approximately $2.7 million to $5.1 million for the year ended December 31, 2025, compared to $7.8 million for the year ended December 31, 2024. The decrease was primarily due to decreased employment and other operating costs due to the previously mentioned wind down, partially offset by incurred costs related to the proposed Merger.

The Company’s total cash and cash equivalents balance as of December 31, 2025, was $4.1 million, compared to 9.5 million for the year ended December 31, 2024. The Company anticipates that its cash position, based on current operational efficiencies and prioritization of spending, is sufficient to fund its operations into the first quarter of 2027.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$4,088	$9,521
Prepaid expenses and other current assets	41	399
Total current assets	4,129	9,920
Long-term restricted cash	10	10
Other long-term assets	-	13
Total assets	$4,139	$9,943
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$272	$809
Accrued expenses and other current liabilities	57	120
Total current liabilities	329	929
Warrant liability	-	67
Total liabilities	329	996
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at December 31, 2025 and 2024	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at December 31, 2025 and 2024	-	-
Additional paid-in capital	306,128	306,103
Accumulated deficit	(302,318)	(297,156)
Total stockholders’ equity	3,810	8,947
Total liabilities and stockholders’ equity	$4,139	$9,943

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Revenues	$-	$7,806

Operating expenses:
Research and development	38	7,166
General and administrative	5,131	7,785
Loss on MannKind Transaction	-	2,618
Total operating expenses	5,169	17,569
Loss from operations	(5,169)	(9,763)
Other income (expense):
Interest income	144	467
Fair value adjustment of warrants	67	(67)
Other expense, net	(204)	(196)
Total other income (expense), net	7	204
Net loss	$(5,162)	$(9,559)
Net loss per share attributable to common stockholders – basic and diluted	$(1.41)	$(2.62)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285

About Pulmatrix, Inc.

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

About iSPERSE™ Technology

Pulmatrix’s innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE™ is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE™ can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

For more on the Company’s inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the consummation of and the exact timing of the proposed Merger with Cullgen, the receipt of applicable regulatory approvals in connection with the proposed Merger with Cullgen, and satisfaction of closing conditions thereunder, among others; the Company’s ability to divest its clinical assets on terms favorable to the Company, or at all, the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market; the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, including the proposed Merger with Cullgen, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Chuck Padala

Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com